EXHIBIT 10.1

                              AMENDED AND RESTATED
                          SECURITIES PURCHASE AGREEMENT

                          Dated as of January 15, 2000
                  and Amended and Restated as of March 24, 2000


           The parties to this Amended and Restated Securities Purchase Agreement (this "Agreement") are U.S. Industries, Inc., a Delaware corporation ("USI"), JUSI Holdings, Inc., a Delaware corporation that is an indirect wholly-owned subsidiary of USI ("JUSI" and, collectively with USI, the "Seller"), Strategic Industries, LLC, a Delaware limited liability company (the "Company"), and Automotive Interior Products LLC, a Delaware limited liability company (the "Buyer"). Capitalized terms used in this Agreement without definition have the meanings ascribed to them in Section 9.14.

           In consideration of the mutual agreements set forth below, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

                                   ARTICLE I

           CORPORATE REORGANIZATION, REPAYMENT OF INTERCOMPANY DEBT,
            REDEMPTION OF SHARES, SALE OF UNITS AND RELATED MATTERS

           1.01. Corporate Reorganization. Prior to the Closing (as defined below), USI shall cause the actions described in paragraphs (a) through (h) below to occur, which actions shall result in a reorganization of certain assets and entities owned directly or indirectly by USI (the "Corporate
Reorganization").

           (a) USI shall cause the Company to adopt the limited liability company operating agreement substantially in the form attached as Annex I hereto (the "Company Operating Agreement"). The Company Operating Agreement shall provide for the following classes of membership interests having the terms set forth therein: (i) Class A Common membership interests (the "Class A Common Units"); (ii) Class B Common membership interests (the "Class B Common Units"); and (iii) Series A Junior Preferred membership interests (the "Junior Preferred Units"). JUSI initially shall be the sole member of the Company, owning 100% of the Class A Common Units (171,886 units valued at $171,886), 100% of the Class B Common Units (370,514 units valued at $370,514) and 100% of the Junior Preferred Units (494,576 units valued at $49,457,600) issued in exchange for the capital stock referred to in paragraph (g).

           (b) USI shall cause the Company to form SILLC Holdings, LLC, a newly organized Delaware limited liability company (the "Company LLC") to be owned directly by the Company.

           (c) USI shall cause the Company LLC to form Strategic Finance Company, a newly organized Delaware corporation (the "Finance Company"), to be owned directly by the Company LLC.


NY2:\823533\32\78595.0031

           (d) USI shall cause EJ Footwear Corp. ("EJ") to be merged into a newly formed limited liability company of which JUSI shall be the sole member ("New EJ"). USI shall also cause each of EJ's direct and indirect subsidiaries to be merged into a newly formed limited liability company which has as its sole member, respectively, the limited liability company into which its own direct parent has been merged (together with the New EJ merger, the "EJ Mergers").

           (e) USI shall cause the outstanding capital stock of Atech Turbine Components, Inc. to be transferred to JUSI.

           (f) USI shall cause all of the assets used in the businesses of but not already owned by (i) Atech Turbine Components, Inc., (ii) Bearing Inspection Holdings Inc., (iii) BiltBest Products, Inc., (iv) Carisbrook Industries Inc.,
(v) New EJ (other than the proceeds of the sale of its subsidiary, Trimfoot Co.), (vi) Garden State Tanning Inc., (vii) Huron Inc., (viii) Jade Holdings Pte Ltd, (ix) Leon Plastics Inc. and (x) SCF Industries, Inc. ((i) through (x) collectively referred to as the "Operating Companies") and each of the subsidiaries of the Operating Companies that are owned, leased or controlled by USI and its subsidiaries (other than the Operating Companies and their subsidiaries), including but not limited to the assets reflected on the Balance Sheet (as defined in Section 3.06), to be transferred to the appropriate Operating Company or subsidiary thereof; provided, however, that Seller may retain any assets or reserves related to a USI Specified Liability (as defined in the Indemnification Agreement) for which Seller has agreed to indemnify Buyer pursuant thereto.

           (g) USI shall cause all of the capital stock (or, in the case of New EJ, membership interests) of each of the Operating Companies (other than certain shares or membership interests retained by JUSI as "Redeemed Shares" and "Contributed Shares" substantially as set forth on Annex II) to be owned directly by the Company (such capital stock and membership interests to be owned by the Company are hereinafter referred to as the "Transferred Shares").

           (h) USI shall cause the Company to contribute the Transferred Shares to the Company LLC.

           1.02. Bank Borrowing; Issuance of Notes; Repayment of Intercompany Debt and Redemption of Redeemed Shares.

           (a) At the Closing, certain of the Operating Companies shall (i) redeem from JUSI (the "Redemption") the Redeemed Shares for an aggregate of approximately $93,428,000 (the "Redemption Consideration") and (ii) repay or cause to be repaid by their subsidiaries (the "Repayment") to JUSI and USI Global Corp., a Delaware corporation ("Global"), an aggregate of $259,734,000 principal amount of intercompany debt (the "Intercompany Debt"), in each of case
(i) and (ii) in accordance with Annex II. The Operating Companies shall obtain the consideration for the Repayment and the Redemption from the bank borrowing and issuance of Notes described in paragraphs (b) and (c) below. The Redemption Consideration shall be subject to adjustment as provided in Section 1.04.

           (b) At the Closing, the Operating Companies (and one or more of their subsidiaries) shall borrow senior secured bank debt on the terms and conditions set forth in the commitment letter attached as Annex IV (the "Bank Commitment

Letter"). The amount borrowed shall equal the total amount available on the Closing Date pursuant to the credit facility contemplated by the Bank Commitment Letter (the "Credit Facility") (the "Initial Bank Drawdown"). The Operating Companies shall use the Initial Bank Drawdown to the extent necessary and available, first, to repay all indebtedness of Jade Holdings Pte Ltd to Bank of America (the "Jade Holdings Pay-off"); second, to pay the Designated Expenses (as defined below); third, to effect the Repayment; and, fourth, to pay the Redemption Consideration (adjusted by the Estimated Adjustment Amount).

           (c) At the Closing, the Finance Company, as borrowing agent for the Operating Companies, shall issue senior unsecured notes having terms substantially as set forth in Annex V (the "Notes") as follows:

               (i) The Finance Company shall issue to Citicorp Mezzanine III, L.P., a Delaware limited partnership ("Citicorp Mezzanine Fund"), $25 million principal amount of Notes (the "CMF Note") in consideration for $25 million in cash.

               (ii) The Finance Company shall issue to JUSI and Global an aggregate principal amount of Notes (collectively, the "Seller Note") equal to the excess of $325 million over the Initial Bank Drawdown, in repayment of Intercompany Debt and/or redemption of the Redeemed Shares.

           (d) At the Closing, all Intercompany Debt not repaid pursuant to the Repayment shall be capitalized.

           1.03. Sale and Purchase of Purchased Units. The sale and purchase of the securities set forth in this Section 1.03 shall be consummated at the Closing, but after those transactions set forth in Section 1.02, and each transaction in this Section 1.03 shall be conditioned upon the occurrence of those transactions set forth in Section 1.02.

           (a) JUSI shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from JUSI, (i) 100% of the outstanding Class A Common Units, (ii) 100% of the outstanding Class B Common Units and (iii) 100% of the outstanding Junior Preferred Units (hereinafter collectively referred to as the "Purchased Units" and, together with the CMF Note, the "Purchased Securities"). Buyer shall pay an aggregate of $50 million in cash (the "Unit Consideration") to JUSI in consideration for the Purchased Units, consisting of $171,886 for the Class A Common Units, $370,514 for the Class B Common Units and $49,457,600 for the Junior Preferred Units of which $72 of Class A Common Units and $1,144,400 of Junior Preferred Units are purchased as agent for certain members of management (and trusts in their favor) and will be transferred to such persons on the date of the purchase hereby pursuant to the Stockholders Agreement (as defined herein).

           (b) The Purchased Securities shall be free and clear of all claims, liens, encumbrances, security interests, pledges, mortgages, title defects of any kind, options, voting trusts, proxies, voting agreements, rights of first refusal or first offer, preemptive rights, covenants, charges or restrictions on transfer of any nature whatsoever (each, an "Encumbrance"), except those created in favor of Buyer or Citicorp Mezzanine Fund under this Agreement or any other agreements entered into at the Closing.

           1.04. Adjustment of Redemption Consideration.

           (a) The Redemption Consideration shall be subject to adjustment at the Closing (in the same manner as is specified in paragraph (f) below for payment of the Final Adjustment Amount (as defined below)) as follows:
Redemption Consideration less (x) Estimated Debt plus (y) the amount, if any, by which Estimated Working Capital exceeds the Reference Amount, minus (z) the amount, if any, by which the Reference Amount exceeds Estimated Working Capital (the aggregate adjustments in clauses (x), (y) and (z) being the "Estimated Adjustment Amount"). The Reference Amount has been, and the Estimated Working Capital and Final Working Capital will be, calculated in accordance with Section 1.04(e) of the Disclosure Schedule.

           (b) No less than five (5) Business Days (as defined) prior to the Closing Date, the Seller shall have delivered to Buyer a good faith estimate of
(x) Debt as of the close of business on the Closing Date ("Estimated Debt") and
(y) Working Capital as of the close of business on the Closing Date ("Estimated Working Capital") together with (i) a statement of the calculation of Estimated Debt and Estimated Working Capital and (ii) a certificate signed by an officer of the Seller to the effect that Estimated Debt and Estimated Working Capital were determined in good faith in accordance the provisions of this Section 1.04, which calculation shall be subject to Buyer's approval not to be unreasonably withheld.

           (c) Within ninety (90) days after the Closing Date, Seller shall cause to be prepared and shall deliver to Buyer a statement (the "Closing Statement") setting forth in reasonable detail (A) Debt as of the close of business on the Closing Date ("Closing Date Debt") and (B) Working Capital as of the close of business on the Closing Date ("Closing Working Capital"). Each of the Company, the Seller and Buyer agrees that it will, and it will use reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Date Debt and Closing Working Capital and in the conduct of the reviews and dispute resolution process referred to in this
Section 1.04.

           (d) During the 30-day period following Buyer's receipt of the Closing Statement, Buyer and the Company's independent accountants shall at Buyer's expense be permitted to review the working papers of the Company and Seller relating to the Closing Statement. The Closing Statement shall become final and binding upon the parties on the Business Day following the thirtieth (30th) day following delivery thereof, unless Buyer gives written notice of its disagreement with the Closing Statement ("Notice of Disagreement") to the Seller prior to such date, which notice shall comply with this Section 1.04 and Section
1.04 of the Disclosure Schedule. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, and (ii) only include disagreements based on mathematical errors or based on Closing Date Debt or Closing Working Capital not being calculated in accordance with this
Section 1.04. Buyer shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Date Debt and Closing Working Capital delivered pursuant to this Section 1.04 except such items that are specifically disputed in the Notice of Disagreement.

           During the 30-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such longer period as the Seller and Buyer shall mutually agree, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed among Seller and Buyer), Seller and Buyer have not so resolved such differences, Seller and Buyer shall submit the dispute for resolution to an independent accounting firm (the "Arbiter") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement in accordance with this Section 1.04. The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by Seller and Buyer in writing; provided, that in the event the parties are not able to mutually agree on an accounting firm, the Arbiter shall be Arthur Andersen. Seller and Buyer shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within thirty (30) days following the submission of such matters to the Arbiter, or such longer period as the Seller and Buyer shall mutually agree. Seller and Buyer agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that Seller has disputed in the Notice of Disagreement, based upon mathematical errors in the Closing Statement or based upon Closing Date Debt or Closing Working Capital not having been calculated in accordance with this Section 1.04. The Arbiter shall determine, based solely on presentations by the Buyer and the Seller and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall render a written report as to the dispute and the resulting calculation of Closing Date Debt and Closing Working Capital which shall be conclusive and binding upon the parties. In resolving any disputed item, the Arbiter: (x) shall be bound by the principles set forth in this Section 1.04 and (y) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees, costs, and expenses of the Arbiter (i) shall be borne by the Company in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Company (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and
(ii) shall be borne by Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which Buyer has taken exception in the Notice of Disagreement. The fees and expenses of the Company's independent accountants incurred in connection with the review of any Notice of Disagreement shall be borne by the Company, and the fees and expenses of the Seller's independent accountants incurred in connection with their review of the Closing Statement shall be borne by the Seller.

           (e) Upon determination of the Final Working Capital, the aggregate Redemption Consideration shall be adjusted as follows:

               (i) The aggregate Redemption Consideration shall be increased dollar for dollar by the amount by which the Final Working Capital exceeds the Estimated Working Capital;

               (ii) The aggregate Redemption Consideration shall be reduced dollar for dollar by the amount by which the Estimated Working Capital exceeds the Final Working Capital;

               (iii) The aggregate Redemption Consideration shall be increased dollar for dollar by the amount by which Estimated Debt exceeds the Final Debt; and

               (iv) The aggregate Redemption Consideration shall be reduced dollar for dollar by the amount by which the Final Debt exceeds the Estimated Debt.

           (f) The cumulative net adjustment to the Redemption Consideration pursuant to paragraph (e) above, whether positive or negative, together with interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in The Wall Street Journal "Money Rates") from and including the Closing Date to, but not including, the date of payment, is the "Final Adjustment Amount." The Final Adjustment Amount shall be paid by the Company (on behalf of the Operating Companies) or the Seller, as the case may be, within ten (10) Business Days after the Closing Statement becomes final and binding upon the parties. If the Redemption Consideration is increased pursuant to paragraph (e)(i) above, the Company (on behalf of the Operating Companies) shall first use any cash then available under the Credit Facility (so long as the Company has availability of $35 million at such time) up to the Final Adjustment Amount to make payment to the Seller and then, to the extent of any shortfall, the Company (on behalf of the Operating Companies) shall have the Company LLC cause the Finance Company to issue an additional Note to Seller having a principal amount equal to the Final Adjustment Amount less the cash payment, if any, made (an "Adjustment Note"). If the Redemption Consideration is decreased pursuant to paragraph (e)(ii) above, the Seller shall deliver the Final Adjustment Amount to the Company (on behalf of the Operating Companies) as follows: first, if an Adjustment Note was issued at the Closing to pay all or part of the Estimated Adjustment Amount, by redelivering the Adjustment Note to the Company (and, if the principal amount thereof exceeds the Final Adjustment Amount, receiving a new Adjustment Note for the balance thereof), and then by making a cash payment in the amount of any shortfall. Any cash payment shall be made by wire transfer of immediately available funds. Any increase or decrease in the Redemption Consideration shall be made by appropriate adjustments to Annex II, as mutually agreed by the parties hereto.

           1.05. Transfers of Contributed Shares.

           (a) JUSI shall contribute the Contributed Shares to the Company in exchange for 177,072 Class A Common Units valued at $177,072 and 194,974 Junior Preferred Units valued at $19,497,400 (the "JUSI Units").

           (b) The Company shall contribute the Contributed Shares to the Company LLC.

           1.06. Company Right to Require Repurchase of Stock of UPI.

           (a) During the period beginning on the Closing Date and ending on a date two hundred and seventy (270) days following the Closing Date, the Company shall have the right, upon written notice to the Seller (the "Repurchase Notice"), to require the Seller to repurchase from the Company all common shares

(the "Repurchase Shares") of United Pacific Industries Limited, a company listed on the Stock Exchange of Hong Kong, owned directly or indirectly by the Company on the Closing Date for the price and in the manner set forth below.

           (b) The purchase price for the Repurchase Shares (the "Repurchase Price") shall be $5 million.

           (c) Within thirty (30) days of the date the Repurchase Notice is received by the Seller, (i) the Company shall deliver to the Seller stock certificates representing the Repurchase Shares accompanied by stock powers duly endorsed in blank or duly executed instruments of transfer (together with any additional common shares resulting from stock splits, stock dividends or similar transactions and any non-cash distributions thereon occurring after the Closing
Date) at the principal office of the Seller and (ii) Seller shall pay the Repurchase Price to the Company by wire transfer to an account in a bank located in the United States designated by the Company for such purpose.

                                   ARTICLE II

                                   THE CLOSING

           2.01. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 9:30 A.M. (local time) on the first Business Day following the date on which all of the conditions to each party's obligations hereunder have been satisfied or waived, or at such other place or time or both as the parties may agree. The date on which the Closing actually occurs and the transactions contemplated hereby become effective is referred to herein as the "Closing Date."

           2.02. Deliveries by Seller. (a) At the Closing, Seller will deliver or cause to be delivered the following to Buyer:

               (i) Certificates representing the Purchased Units, in each case accompanied by unit powers or unit transfer forms duly endorsed in blank or accompanied by duly executed instruments of transfer;

               (ii) The resignations of all members of the Board of Directors of the Company and each Company Subsidiary (as defined) other than as indicated by Buyer in writing prior to the Closing;

               (iii) The stock books, stock ledgers, minute books and corporate seals of the Company and each Company Subsidiary;

               (iv) The certificates contemplated by Section 7.04 hereof;

               (v) An executed counterpart of the Tax Sharing and Indemnification Agreement substantially in the form of Annex VI hereto (the "Tax Sharing Agreement");

               (vi) An executed counterpart of the Indemnification Agreement substantially in the form of Annex VII hereto (the "Indemnification Agreement");

               (vii) An executed counterpart of the Registration Rights Agreement substantially in the form of Annex VIII hereto (the "Registration Rights Agreement");

               (viii) An executed counterpart of the Securities Purchase and Holders Agreement substantially in the form of Annex IX hereto (the "Stockholders Agreement");

               (ix) An executed counterpart of the Registration Rights and Remarketing Agreement substantially in the form of Annex X hereto (the "Remarketing Agreement");

               (x) An executed counterpart of the Transition Services Agreement substantially in the form of Annex XI hereto (the "Transition Services Agreement");

               (xi) A legal opinion of Weil, Gotshal and Manges LLP, counsel to Seller, as to customary matters in a form reasonably acceptable to Buyer; and

               (xii) An executed counterpart of the mutual release substantially in the form of Annex XII hereto (the "Release").

           (b) At the Closing, Seller will deliver or cause to be delivered to the Company certificates representing the Contributed Shares, accompanied by stock transfer forms duly endorsed to the Company.

           2.03. Deliveries by Buyer. At the Closing, Buyer or its assignee will deliver or cause to be delivered the following:

           (a) The Unit Consideration in immediately available funds to an account designated in writing by JUSI at least two (2) Business Days prior to the Closing;

           (b) The certificates contemplated by Section 6.04 hereof;

           (c) An executed counterpart of the Stockholders Agreement; and

           (d) A legal opinion of Dechert Price & Rhoads, counsel to Buyer, as to customary matters in a form reasonably acceptable to Seller.

           2.04. Delivery by Citicorp Mezzanine Fund. At the Closing, Citicorp Mezzanine Fund, will deliver $25 million in immediately available funds to an account designated in writing by the Finance Company at least two (2) Business Days prior to the Closing.

           2.05. Deliveries by the Company. At the Closing, the Company will deliver or cause to be delivered the following:

           (a) The Seller Notes to JUSI and Global;

           (b) The CMF Note to Citicorp Mezzanine Fund;

           (c) The Redemption Consideration and certificates representing the JUSI Units to JUSI;

           (d) An executed counterpart of the Tax Sharing Agreement;

           (e) An executed counterpart of the Indemnification Agreement;

           (f) An executed counterpart of the Registration Rights Agreement;

           (g) An executed counterpart of the Stockholders Agreement;

           (h) An executed counterpart of the Remarketing Agreement;

           (i) A letter from Bank of America confirming the Jade Holdings
Pay-off;

           (j) An executed counterpart of the Release; and

           (k) A copy of the Indenture, dated March 24, 2000, executed by the Finance Company, the Company LLC and the other Guarantors named therein.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER

           The Seller hereby jointly and severally represents and warrants to Buyer (it being understood that, for purposes of all such representations and warranties, the Corporate Reorganization shall be deemed to have been completed):

           3.01. Corporate Organization; Etc. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets. Each of the Subsidiaries of the Company (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite corporate or limited liability company (as the case may be) power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets except where the failure to have such power or authority is not, in the aggregate, reasonably likely to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is qualified or otherwise authorized to transact business as a foreign corporation and, in the case of the Company, the Company LLC, New EJ and New EJ's Subsidiaries, as a foreign limited liability company, and is in good standing in each jurisdiction set forth in Section 3.01 of the Disclosure Schedule, which jurisdictions are the only jurisdictions in which the location of its properties or the conduct of its business requires such qualification or authorization and in which the failure so to qualify would either individually or in the aggregate have a Company Material Adverse Effect (as defined).

           3.02. Capitalization of the Company. Immediately prior to the Closing, the authorized membership interests of the Company shall consist of 1,000,000 Class A Common Units, 1,000,000 Class B Common Units and 1,000,000 Junior Preferred Units, of which 171,886 Class A Common Units, 370,514 Class B Common Units and 494,576 Junior Preferred Units shall be issued and outstanding. Immediately prior to the Closing, JUSI shall be the record and beneficial owner of all of the Purchased Units and shall have good and valid title to the Purchased Units, free and clear of all Encumbrances. All the Purchased Units shall be duly authorized, validly issued, fully paid and nonassessable, shall not be issued in violation of any agreement or other understanding binding upon the Seller or the Company or any preemptive rights, and shall be issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations. Except as listed in Section 3.02 of the Disclosure Schedule hereto and as contemplated by this Agreement, there are no outstanding (a) securities convertible into or exchangeable for membership interests of the Company, (b) options, warrants or other rights (including, without, limitation, preemptive rights) to purchase or subscribe for securities of the Company or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock or other equity securities or any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company or any Company Subsidiary is subject or bound. The consummation of the transactions contemplated hereby will convey to Buyer good title to the Purchased Units free and clear of all proxies, voting agreements and other Encumbrances, except for those created in favor of Buyer under this Agreement or the Stockholders Agreement.

           3.03. Company Subsidiaries. All of the Company Subsidiaries are listed in Section 3.03(a) of the Disclosure Schedule together with their jurisdiction of incorporation or organization and the percentage interest held directly or indirectly by the Company. Except as listed in Section 3.03(b) of the Disclosure Schedule, all issued and outstanding capital stock or membership interests of each Company Subsidiary is validly issued, fully paid and nonassessable, was not issued in violation of any agreement or other understanding binding upon the Seller, the Company or the Company Subsidiaries or any preemptive rights, and was issued in compliance with all applicable federal and state securities or "blue sky" laws and regulations, and is owned, directly or indirectly, by the Company, free and clear of all Encumbrances. Except as listed in Section 3.03(b) of the Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for the equity securities of any of the Company Subsidiaries, (b) options, warrants or other rights (including without limitation preemptive rights) to purchase or subscribe for securities of any of the Company Subsidiaries or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity securities of any of the Company Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights pursuant to which, in any of the foregoing cases, the Company or any Company Subsidiary is subject or bound.

           3.04. The Seller's and the Company's Authority Relative to this Agreement. The Seller is a corporation duly organized and validly existing under the laws of Delaware. The Seller has all requisite corporate authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Company has all requisite limited liability company authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the other agreements and instruments to be executed in connection herewith and the consummation of the transactions contemplated hereby by the Seller and the Company have been duly and validly authorized by all required action on the part of the Seller and the Company and no other proceedings on the part of the Seller or the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and the Company and, assuming this Agreement has been duly authorized, executed and delivered by Buyer, constitutes a valid and binding agreement of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the Closing, the other agreements and instruments contemplated hereby will have been duly and validly executed and delivered by the Seller and the Company and, assuming due authorization, execution and delivery by Buyer, will constitute valid and binding agreements of the Seller and the Company, enforceable against the Seller and the Company in accordance with their terms.

           3.05. Consents and Approvals; No Violations. Except as set forth in
Section 3.05 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other agreements and instruments to be executed by Seller in connection herewith, nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the Certificate of Incorporation or By-Laws (or other comparable governing documents) of the Company, the Company Subsidiaries or the Seller, (b) require any consent, waiver, approval, authorization or permit (a "Consent") of, or filing with or notification to, any governmental or regulatory authority, arbitrator, agency or commission, including courts of competent jurisdiction, domestic or foreign (a "Governmental Entity"), except where the failure to obtain such Consent or make such filing or notification is not reasonably likely to have a Company Material Adverse Effect, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any obligation to repay under, any of the terms, conditions or provisions of any indenture, mortgage, note, bond, encumbrance, license, government registration, contract, lease, agreement or other instrument or obligation (each, an "Obligation") to which the Company, any Company Subsidiary or the Seller is a party or by which the Company, any Company Subsidiary or the Seller or any of their respective property or assets may be bound, except such violations, breaches and defaults which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or would not impair, hinder or adversely affect the ability of the Seller to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby (a "Seller Material Adverse

Effect") or those as to which requisite waivers or Consents have been obtained or (d) violate any order, writ, settlement, judgment, injunction, decree, statute, ordinance, rule, law, code, regulation or other requirement (each, an "Order") of any Governmental Entity applicable to the Company, any Company Subsidiary or the Seller, except such violations which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or a Seller Material Adverse Effect.

           3.06. Financial Statements. Attached hereto as Section 3.06 of the Disclosure Schedule are copies of the audited combined balance sheets of the Company as of September 30, 1999 and 1998 and the related audited combined statements of operations, cash flows and changes in invested capital (deficit) for each of the three years ended September 30, 1999 (the balance sheet as of September 30, 1999, being hereinafter referred to as the "Balance Sheet" and all such financial statements being hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (i) were compiled from the books and records of the Company, and (ii) fairly present the combined financial position, the combined results of operations and the combined cash flows of the Company as of the dates or for the periods presented in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein.

           3.07. Form 10; Absence of Certain Changes. As of the date on which it was filed, the information contained in the Form 10 did not contain any untrue statement of a material fact nor omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in the Form 10 or Section 3.07 of the Disclosure Schedule, since the date of the Balance Sheet, none of the Company or any Company Subsidiary has:

           (a) suffered any adverse change in its business, operations or financial position, except such changes which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

           (b) conducted its business outside the ordinary and usual course consistent with past practice, except in connection with the transactions contemplated hereby or by the Form 10;

           (c) made any election for Tax (as defined below) purposes or for purposes of a Return (as defined below) (or had any such election made on its behalf), (including any election pursuant to Treasury Regulation ss. 301.7701) or entered into any agreement, arrangement or settlement with respect to material Taxes with any Governmental Entity or other Person;

           (d) other than as required by collective bargaining agreements, granted any increase in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, employee or shareholder of the Company or any Company Subsidiary (other than normal merit increases for employees previously budgeted made in the ordinary course of business and consistent with past practice), or any increase in, or any addition to, other benefits (including any bonus, profit-sharing, pension, retirement or other plan) to which any of the officers and employees may be entitled;

           (e) made any contributions or payments to any pension, retirement, or under any profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the Benefit Plans described in Section 3.12 of the Disclosure Schedule, or any other payment of any kind to or on behalf of any officer or employee other than payment of base compensation and reimbursement for reasonable expenses in the ordinary course of business;

           (f) suffered any change in or, to the knowledge of the Seller, received any written notice of any loss of any of the suppliers, clients, distributors, customers or employees that are material to the business of the Company or any Company Subsidiary, including any loss or change which may result from the transactions contemplated by this Agreement, except any losses or changes which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

           (g) been involved in any disposition of or has failed to keep in effect any rights in, to or for the use of any franchise, right, license, permit or certificate material to the business of the Company or any Company Subsidiary, except any failures to keep in effect any right which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

           (h) changed any method of keeping of its books of account or accounting practices other than pursuant to the Corporate Reorganization;

           (i) disposed of or failed to keep in effect any rights in, to or for the use of any of the intellectual property material to the business of the Company or any Company Subsidiary, except any such dispositions or failures which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect;

           (j) sold, transferred or otherwise disposed of any material assets, properties or rights of any of the businesses of the Company or any Company Subsidiary, except inventory sold in the ordinary course of business consistent with past practice;

           (k) made nor authorized any single capital expenditure in excess of $100,000 or capital expenditures in excess of $500,000 in the aggregate (other than pursuant to an approved budget or emergency expenditures; it being understood that Seller shall use its reasonable efforts under the circumstances to contact Buyer prior to making any material emergency expenditure outside of these baskets);

           (l) except as set forth in Section 3.07(l) of the Disclosure Schedule, changed or modified in any manner the Company's or any Company Subsidiary's existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including without limitation, acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables;

           (m) incurred any damage, destruction or loss, whether covered by insurance or not, materially affecting the financial condition or business of the Company or any Company Subsidiary;

           (n) waived or released any material right or claim of the Company or any Company Subsidiary; or

           (o) permitted or suffered any Encumbrances on any assets (tangible or intangible) or properties of the Company or any Company Subsidiary other than Encumbrances incurred in the ordinary course of business consistent with past practice and except those Encumbrances which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

           3.08. Compliance with Law. Except as set forth in Section 3.08(a) of the Disclosure Schedule, the Company and the Company Subsidiaries have complied and are in compliance with all, and have not received any written notice of any violation of any, applicable Orders of any Governmental Entity, except such non-compliances which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.08(b) of the Disclosure Schedule, the Company and the Company Subsidiaries have all domestic and foreign governmental licenses, permits and other authorizations to conduct their businesses as currently conducted and all such permits, licenses and authorizations are in full force and effect, except where the failure to have such licenses and permits or to have such licenses and permits in full force and effect, in the aggregate, is not reasonably likely to have a Company Material Adverse Effect.

           3.09. Contracts. Section 3.09 of the Disclosure Schedule sets forth a complete list of all written and oral material contracts of the Company and the Company Subsidiaries as follows:

           (a) employment, severance and consulting agreements that provide for severance or termination payments in excess of $100,000 to which the Company or any of the Company Subsidiaries is presently a party (the "Benefit Arrangements");

           (b) collective bargaining agreements;

           (c) agreements that were required to be filed as an exhibit to the Form 10, other than such agreements which would become effective only upon the consummation of the proposed Spin-off (as defined in the Form 10); and

           (d) indentures, mortgages and notes or other debt instruments evidencing indebtedness, other than any such instrument in a principal amount of less than $100,000.

           Each material contract to which the Company or the Company Subsidiaries is a party or is bound is valid, binding and enforceable against the Company or any Company Subsidiary, as the case may be, and to the knowledge of Seller, the other parties thereto, in accordance with its terms and is in full force and effect, except those the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.09 of the Disclosure Schedule, the Company and the Company Subsidiaries are not in default under any of the material contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default, except for any defaults which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

           Neither the Company nor any Company Subsidiary has received any written claim from any other party to any material contract that the Company or any Company Subsidiary has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder, except any of the foregoing which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

           3.10. Litigation. Except as set forth in the Form 10 or Section 3.10(a) of the Disclosure Schedule, there is no action, suit, investigation or proceeding pending or threatened against the Company or any Company Subsidiary before any Governmental Entity which is reasonably likely to have a Company Material Adverse Effect. Except as set forth in Section 3.10(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary has received notice that it is subject to any outstanding Order of any Governmental Entity which is reasonably likely to have a Company Material Adverse Effect.

           3.11. Taxes.

           (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule, each of the Company and each Company Subsidiary has duly and timely filed all material returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed with respect to it in respect of any Taxes, and each of the Company and each Company Subsidiary has timely paid all Taxes that are shown to be due and payable on such Returns. Except as set forth in Section 3.11(a) of the Disclosure Schedule, no material deficiencies for any Taxes have been asserted in writing or assessed against the Company or any Company Subsidiary, which remain unpaid or for which adequate provision, net of any reserves provided for matters set forth in Sections 3.11(a) and 3.11(c) of the Disclosure Schedule, has not been made in the Financial Statements. Except as set forth in Section 3.11(a) of the Disclosure Schedule, none of the Company or any Company Subsidiary (a) has, with respect to any assets or property held, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (b) has made any payments, is obligated to make any payments, or is a party to any agreement, including this Agreement, that could obligate it to make any payments that will not be deductible under Code ss. 280G, (c) is required to make any adjustment under Code ss. 481 (or any comparable provision of state, local or foreign law) by reason of a change in accounting method, or (d) is a partner in any entity considered to be a partnership for federal income tax purposes. For purposes of this Agreement, "Taxes" shall mean all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings, or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, or windfall profit taxes, environment, alternative, or add-on minimum taxes, custom duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any federal, state, local or foreign taxing or other authority.

           (b) Neither the Company nor any Company Subsidiary is a "U.S. Real Property Holding Corporation" within the meaning of Section 897 of the Code.

           (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or Tax sharing agreement or has any current or potential contractual obligation or liability as a transferee or successor to indemnify any other person with respect to Taxes.

           (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, no Governmental Entity currently is auditing any of the Company or Company Subsidiaries' Returns, nor has any of the Company or Company Subsidiaries received written notice of any proposed material audits of such Returns. Except as set forth in Section 3.11(d) of the Disclosure Schedule, with respect to each of the Company and Company Subsidiaries, no written claim for Taxes (or written request for Returns) has ever been made by a Governmental Entity in a jurisdiction where the Company or Company Subsidiary, as the case may be, does not file Returns. Except as set forth in Section 3.11(d) of the Disclosure Schedule, none of the Company or Company Subsidiaries has outstanding any waiver of any statute of limitations in respect of Taxes or any outstanding agreement regarding any extension of time with respect to a Tax assessment or deficiency. Except as set forth in Section 3.11(d) of the Disclosure Schedule, since the beginning of fiscal 1996, none of the Company or Company Subsidiaries is a party to a closing agreement, or the subject of a private ruling, concerning Taxes with any Governmental Entity which would have a material effect continuing after Closing.

           (e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, each of the Company and Company Subsidiaries has withheld and paid, in all material respects, all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or third party.

           3.12. Employee Benefit Plans; ERISA.

           (a) All material written "employee benefit plans", as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other pension, profit sharing, retirement, supplemental retirement, stock, stock option, change of control, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, severance pay, salary continuation, short-term and long-term disability, termination or other compensation plan, arrangement or agreement or other material employee fringe benefit plans maintained by the Company or any of the Company Subsidiaries or any other employer (an "ERISA Affiliate") that is, or at any relevant time was, together with the Company or any of the Company Subsidiaries, treated as a "single employer" under Section 414(b), 414(c), 414(m) or 414(o) of the Code, or to which the Company or any of the Company Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute thereunder for current or former employees of the Company or any of the Company Subsidiaries (the "Employee Benefit Plans") other than any Employee Benefit Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), are, in all material respects, maintained in accordance with their terms and with all applicable provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, including the timely filing of all material reports, returns and similar documents with the appropriate government agency or distribution to Employee Benefit Plan participants, as applicable, except where the failure to so maintain them would not be reasonably likely to result in a Company Material Adverse Effect. True and complete copies of each such Employee Benefit Plan, and where applicable, a copy of the most recent determination letter received from the Internal Revenue Service (the "IRS"), and the most recent IRS Form 5500 filed, with respect to each such Employee Benefit Plan, have been furnished to Buyer.

           (b) Except as indicated in Section 3.12(b) of the Disclosure Schedule, the Employee Benefit Plans (other than the Multiemployer Plans) intended to qualify under Section 401 of the Code are, and at all times since their inception have been, so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which would be reasonably likely to result in the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Except as set forth in Section 3.12(b) of the Disclosure Schedule, each such Employee Benefit Plan intended to qualify under Section 401 of the Code has received a determination letter from the IRS to the effect that each such plan is qualified and all related trusts are exempt from federal income taxes on a determination letter request is pending with the IRS to such effect, and no determination letter with respect to any such plan has been revoked nor, is there any reason for such revocation, nor has any such plan been amended, or failed to be amended, since the date of its most recent determination letter in any respect which would adversely affect its qualification.

           (c) All contributions (including all employer contributions and employee salary reduction contributions) and payments required to have been made under any of the Employee Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) or in connection therewith have been made by the due date thereof (including any valid extension, except where the failure to make such contribution would not be reasonably likely to result in a Company Material Adverse Effect). Except as indicated in Section 3.12(c) of the Disclosure Schedule, no asset of the Company or any Company Subsidiary is subject to any lien under Sections 401(a)(29) or 412(n) of the Code or Section 4068 of ERISA or arising out of any action filed under Section 4301(b) of ERISA.

           (d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, neither the Employee Benefit Plans, the Company, the Company Subsidiaries, any ERISA Affiliate, nor any employee of the foregoing, nor any trusts created thereunder, has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, nor has any such person breached any duty imposed by Title I of ERISA, with respect to any Employee Benefit Plan.

           (e) Neither the Company, the Company Subsidiaries nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to any Employee Benefit Plan subject to Title IV of ERISA, other than for the payment of premiums, all of which have been paid when due. No Employee Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code. The Company has furnished to Buyer the most recent actuarial report with respect to each Employee Benefit Plan that is a defined benefit pension plan, as defined in
Section 3(35) of ERISA. To the knowledge of the Seller, the information supplied to the actuary by the Company, the Company Subsidiaries and any ERISA Affiliate for use in preparing those reports was complete and accurate. No event has occurred since the date of any such actuarial report that had, or is likely to have, a materially adverse effect on the ratio of plan assets to the actuarial present value of plan obligations for accumulated benefits shown in such report.

           (f) At no time since May 31, 1995 has the Company, the Company Subsidiaries or any ERISA Affiliate incurred any liability which could subject Buyer to any material liability under Section 4062, 4063, 4064 or 4069 of ERISA.

           (g) Except as indicated in Section 3.12(g) of the Disclosure Schedule, at no time since May 31, 1995, have the Company, the Company Subsidiaries or any ERISA Affiliate, been required to contribute to, or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does the Company, the Company Subsidiaries or any ERISA Affiliate to the knowledge of the Seller have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA. All required contributions, withdrawal liability payments or other payments of any type that the Company, the Company Subsidiaries or any ERISA Affiliate have been obligated to make to any multiemployer plan have been duly and timely made. Any withdrawal liability incurred with respect to any multiemployer plan has been fully paid as of the Original Date. Neither the Company, the Company Subsidiaries nor any ERISA Affiliate has undertaken any course of action that could reasonably be expected to lead to a complete or partial withdrawal from any multiemployer plan.

           (h) Except as indicated in Section 3.12(h) of the Disclosure Schedule, no payment which is or may be made by from or with respect to any Employee Benefit Plan, to any employee, former employee, director or agent of the Company, the Company Subsidiaries, either alone or in conjunction with any other payment, will or could properly be characterized as an excess parachute payment under section 280G of the Code.

           3.13. Title to Properties. Each of the Company and the Company Subsidiaries has good, valid and, in the case of real property, marketable title to all of the material assets and properties which it owns, including but not limited to those reflected on the Balance Sheet or acquired by the Company and any Company Subsidiary since the date of the Balance Sheet (except for assets and properties sold, consumed or otherwise disposed of by the Company or any Company Subsidiary in the ordinary course of business consistent with the past practice since the date of the Balance Sheet), and such material assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances disclosed in the Form 10 or listed in Section 3.13 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet, (c) Encumbrances to secure indebtedness reflected on the Balance Sheet or indebtedness incurred in the ordinary course of business and consistent with past practice after the date thereof, (d) mechanic's, materialmen's and similar Encumbrances which have arisen in the ordinary course of business and (e) any of the foregoing Encumbrances which, in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or materially adversely interfere with the use of such assets and properties as they are presently being used.

           3.14. Patents, Trademarks, Etc. Except as set forth in Section 3.14 of the Disclosure Schedule:

           (a) the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all United States and foreign patents, trademarks, trade names, service marks, copyrights and applications, including foreign applications therefor, which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole (the "Patent and Trademark Rights"),

           (b) the validity of the Patent and Trademark Rights and the title thereto of the Company or any Company Subsidiary are not being questioned in any litigation to which the Company or any Company Subsidiary is a party, nor is any such litigation overtly threatened, and

           (c) the conduct of the business of the Company and the Company Subsidiaries as now conducted does not infringe or otherwise conflict with any valid patents, trademarks, trade names, service marks or copyrights of others in any way which is reasonably likely to have a Company Material Adverse Effect.

           3.15. Environmental Matters.

           (a) Except as set forth in the Form 10 or Section 3.15 of the Disclosure Schedule, the Company and the Company Subsidiaries hold, and are in compliance with, all material permits, licenses and government authorizations required for the Company and the Company Subsidiaries to conduct their respective businesses under any U.S. federal and state or foreign statutes and regulations relating to pollution or protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and similar state laws ("Environmental Laws"), and the Company and the Company Subsidiaries are otherwise in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not be reasonably likely to have a Company Material Adverse Effect.

           (b) Except as set forth in the Form 10 or Section 3.15 of the Disclosure Schedule, none of the Company or any Company Subsidiary has been notified that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state or foreign law with respect to any on-site or off-site location for which liability is currently being asserted which is reasonably likely to have a Company Material Adverse Effect.

           (c) Except as set forth in the Form 10 or Section 3.15 of the Disclosure Schedule, none of the Company or any Company Subsidiary is subject to any Order relating to compliance with any Environmental Law or to investigation or cleanup of substances regulated under any Environmental Law as hazardous which is reasonably likely to have a Company Material Adverse Effect.

           (d) Except as set forth in the Form 10 or Section 3.15 of the Disclosure Schedule, no substances regulated under Environmental Laws have been released, spilled, leaked, discharged, disposed of, pumped, poured emitted, emptied, injected, leached, dumped or allowed to escape at any property now or formerly owned, operated or leased by the Company or the Company Subsidiaries or any former Company subsidiaries which is reasonably likely to have a Company Material Adverse Effect.

           (e) Seller has provided Buyer copies of all material environmental inspections, investigations, studies, audits, tests, reviews or other analyses in Seller's possession or control conducted in relation to any property now or previously owned, operated or leased by the Company or the Company Subsidiaries or any former Company subsidiaries.

           3.16. Brokers and Finders. None of the Seller, the Company or any Company Subsidiary or any of their respective officers, directors or employees has incurred any liability for any investment banking fees, brokerage fees, commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement except for such liability as shall be borne by the Seller.

           3.17. Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature whatsoever, whether due or to become due, accrued, absolute, contingent or otherwise, other than (i) liabilities and obligations that are fully reflected, accrued or reserved for in the Balance Sheet, (ii) liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, (iii) liabilities and obligations set forth in Section 3.17 of the Disclosure Schedule to the extent readily apparent on its face, and (iv) other liabilities and obligations that individually or in the aggregate are not reasonably likely to result in a Company Material Adverse Effect.

           3.18. Related Party Transactions. Except as described in Section 3.18 of the Disclosure Schedule or in connection with the Corporate Reorganization, since October 1, 1998, neither the Seller nor any Affiliate of the Seller (other than the Company or any Company Subsidiary) (i) has had any interest in any assets or property (whether real or personal, tangible or intangible), used by the Company or any Company Subsidiary in the conduct of its business, or (ii) has engaged in any other transaction with the Company or any Company Subsidiary. Neither the Seller nor any Affiliate of the Seller (other than the Company or any Company Subsidiary) has made any agreement or arrangement to make any payments to any officer or employee of the Company or any Company Subsidiary conditioned upon the execution of this Agreement or the consummation of the transactions contemplated hereby for which the Company or any Company Subsidiary will be liable.

           3.19. Adequacy of Assets. Except for (i) cash management services currently provided by USI and (ii) as contemplated by the Transition Services Agreement, the Company owns directly or through the Company Subsidiaries all assets necessary for the Company Subsidiaries to conduct their businesses as currently operated.

           3.20. Securities Act Considerations.

           (a) JUSI is acquiring the JUSI Units for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such JUSI Units. JUSI agrees that the JUSI Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Securities Act"), except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. JUSI is an "accredited investor" as defined in Rule 501 under the Securities Act.

           (b) Each of JUSI and Global agrees that the Seller Notes may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Global is an "accredited investor" as defined in Rule 501 under the Securities Act.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to the Seller as follows:

           4.01. Organization; Etc. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets, except where the failure to have such power or authority is not, in the aggregate, reasonably likely to have a Buyer Material Adverse Effect (as defined).

           4.02. Authority Relative to this Agreement. Buyer has all requisite limited liability company authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and instruments to be executed by Buyer in connection herewith and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company action on the part of Buyer and no other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement has been duly authorized, executed and delivered by the Seller, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

           4.03. Consents and Approvals; No Violations. Neither the execution and delivery of this Agreement or the other agreements and instruments to be executed by Buyer in connection herewith, nor the consummation of the transactions contemplated hereby or thereby by Buyer will (a) violate any provision of its Certificate of Formation or Limited Liability Company Operating Agreement, true and correct copies of which have been furnished to Seller, (b) require any Consent of, or filing with or notification to, any Governmental Entity, except where the failure to obtain such Consent or make such filing or notification is not reasonably likely to have a Buyer Material Adverse Effect,
(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any obligation to repay) under, any of the terms, conditions or provisions of any Obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except such violations, breaches and defaults which, in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect or those as to which requisite waiver or Consents have been obtained or (d) violate any Order of any Governmental Entity applicable to Buyer, except such violations which, in the aggregate, are not reasonably likely to have a Buyer Material Adverse Effect.

           4.04. Securities Act Considerations.. Buyer is acquiring the Purchased Securities for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Purchased Securities. Buyer agrees that the Purchased Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act. Buyer is an "accredited investor" as defined in Rule 501 under the Securities Act.

           4.05. Financial Capability. Buyer has obtained a commitment letter (the "Commitment Letter") providing an aggregate of $70 million of financing for this transaction and the transactions contemplated by the Subscription Agreement (as defined) and naming Seller as a third-party beneficiary, a true and correct copy of which letter is contained in Section 4.05 of the Disclosure Schedule.

           4.06. Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement.

           4.07. Buyer's Sophistication. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of securities such as the Purchased Securities. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to this Agreement and the transactions contemplated hereby. Buyer acknowledges that none of the Seller or the Company (or their agents or representatives) has made any representation or warranty as to the Company, any Company Subsidiary, or their prospects (financial or otherwise), except as expressly set forth in this Agreement. Except as otherwise set forth in this Agreement, the Indemnification Agreement or the Tax Sharing Agreement, it is therefore expressly understood and agreed that Buyer accepts the condition of the properties of the Company and the Company Subsidiaries "AS IS, WHERE IS" without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of such property.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

           5.01. Conduct of Business of the Company. Except as contemplated by this Agreement, the Corporate Reorganization or Section 5.01 of the Disclosure Schedule or with the prior written consent of Buyer (which consent shall not be unreasonably withheld) during the period from the Original Date to the Closing Date, Seller will cause the Company and each Company Subsidiary to (a) conduct its business and operations in the ordinary course of business consistent with past practice except for the Corporate Reorganization and (b) use all commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organizations, to keep available the services of its officers and employees and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it, to maintain its books of account and records, in each case, in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or as contemplated hereby or by the Corporate Reorganization or as set forth in Section 5.01 of the Disclosure Schedule, Seller will cause the Company and each Company Subsidiary not to, prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld):

           (a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock or membership interests of the Company or any Company Subsidiary, as the case may be, or securities convertible into any such shares or membership interests, or any rights, warrants or options to acquire any such shares or membership interests or other convertible securities or (ii) any other securities in respect of, in lieu of, or in substitution for, the shares of capital stock or membership interests of the Company or any Company Subsidiary, as the case may be, outstanding on the Original Date;

           (b) declare or pay any dividend or distribution on any units of Company Common Membership Interests or Company Preferred Membership Interests or shares of capital stock or membership interests of any Company Subsidiary;

           (c) redeem, purchase or otherwise acquire any outstanding units of Company Common Membership Interests or Company Preferred Membership Interests or any outstanding shares of capital stock of any Company Subsidiary (or any warrants, rights or options to acquire Company Common Membership Interests or Company Preferred Membership Interests or any outstanding shares of capital stock of any Company Subsidiary);

           (d) amend its Certificate of Incorporation, By-Laws or Operating Agreement (or other comparable governing documents);

           (e) incur any long-term indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

           (f) (i) increase the rate or terms of compensation of any of its directors, officers or employees, except such increases for employees as are granted in the ordinary course of business consistent with past practice previously budgeted (a copy of which budget has been delivered to Buyer prior to the Original Date), or (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing Employee Benefit Plan or other agreement or arrangement to any such director, officer or employee, whether past or present;

           (g) sell, transfer, lease or otherwise dispose of any of its property or assets (other than inventory in the ordinary course of business) or mortgage or encumber any of its material property or assets;

           (h) make any loan to, or enter into or effect any other transaction with, any of its directors or officers, or the Seller or any Affiliate of the Seller (excluding the Company and the Company Subsidiaries);

           (i) enter into other material agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice;

           (j) make any election for Tax purposes or for purposes of a Return (or have any such election made on its behalf), including any election pursuant to Treasury Regulation ss. 301.7701, or enter into any agreement, arrangement or settlement with respect to material Taxes with a Governmental Entity or other Person;

           (k) change any method of accounting;

           (l) merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business of any Person, except pursuant to the Corporate Reorganization;

           (m) take any action or omit to take any action which will result in a material violation of any applicable law or Order or cause a material breach of any agreements, contracts or commitments by it which is material to its business (including, without limitation, the material contracts disclosed in Section 3.09 of the Disclosure Schedule); or

           (n) agree or commit to take any of the foregoing actions.

           5.02. Financial Capability.

           (a) Buyer shall maintain the Commitment Letters in full force and effect until the Closing Date.

           (b) At the Closing, upon delivery of the CMF Note to the Citicorp Mezzanine Fund, the Buyer will cause the Citicorp Mezzanine Fund to deliver $25 million in immediately available funds to an account designated in writing by the Finance Company at least two (2) Business Days prior to the Closing.

           5.03. Additional Information.

           (a) From the Original Date until the Closing Date, Seller will cause the Company and the Company Subsidiaries to provide Buyer and its officers, consultants, employees, counsel, agents, lenders and other representatives with reasonable access during normal business hours to the properties, books, contracts, and records of the Company and the Company Subsidiaries. All such information shall be subject to the terms and conditions of the letter agreement dated August 17, 1999 (the "Confidentiality Agreement"), between Citicorp Venture Capital Ltd. and USI.

           (b) After the Closing, upon reasonable written notice, Buyer will give or cause to be given to Seller and its authorized representatives, reasonable access to such information relating to the Company and the Company Subsidiaries as is reasonably necessary for the preparation or filing of any Tax return, financial statement or report, or is otherwise reasonably requested; provided, however, that any such access shall be conducted at a reasonable time and in such a manner as not to interfere unreasonably with the operations of the business of the Company and the Company Subsidiaries. Buyer agrees to cause each of the Company and the Company Subsidiaries to preserve its records for a period of seven (7) years from the Closing Date and, if it wishes to destroy any such records after the retention period, it shall first give sixty (60) days' prior written notice to Seller, which shall then have the right to take possession of such records, at its expense, within sixty (60) days after the delivery of such notice.

           (c) Certain Post-Closing Assistance by the Buyer. So long as it does not unreasonably interfere with the business operations of the Company or any Company Subsidiary, Buyer agrees to cause the appropriate personnel at the Company and the Company Subsidiaries, at no cost or expense to the Seller, to prepare, during normal business hours and with reasonable advance notice, all customary accounting and related reports with respect to the Company and the Company Subsidiaries for periods since September 30, 1999, up to the Closing Date which are reasonably requested by the Seller in connection with the Seller's preparation and/or filing of various financial and accounting reports.

           (d) Cash Management. Seller shall continue to cause the funding by the Company and the Company Subsidiaries of the Company and Company Subsidiary checks, in accordance with past practices, which are presented for payment through the day prior to the Closing Date. Seller shall have no obligation to fund checks which are presented for payment on and after the Closing Date. Amounts received in the lockbox and depository accounts of Seller through the Closing Date shall continue to be paid to Seller in accordance with past practices, provided that such collections are appropriately reflected on the Balance Sheet. The bank accounts of the Company and the Company Subsidiaries will continue to be owned by the Company and the Company Subsidiaries after the Closing Date.

           5.04. Covenant to Satisfy Conditions. The Seller will use all reasonable efforts to ensure that the conditions set forth in Article VII hereof are satisfied. Buyer will use all reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied.

           5.05. Employee Matters.

           (a) Except as may otherwise be required by a collective bargaining agreement or contract, the Company and the Company Subsidiaries shall maintain after the Closing Date the Employee Benefit Plans or substitute for such Plans other plans and policies which shall provide benefits and coverage to current and retired employees of the Company and the Company Subsidiaries that are in the aggregate substantially similar to the benefits and coverage afforded by the Employee Benefit Plans. Prior to the Closing, the Seller and the Company will take any and all such actions necessary or appropriate to establish, adopt, enter into and implement such plans, policies, administrative systems and contracts, including, without limitation, establishing as necessary plans and related trust agreements that are substantially identical to the pension benefit plans included within the Employee Benefit Plans, continuing such benefits and coverage in accordance with this Section 5.05(a). Nothing in this Agreement shall preclude the Company from amending or terminating any Employee Benefit Plan or any other Company benefit plan.

           (b) As soon as practicable, but no more than sixty (60) days following the Closing Date, the Seller shall cause the assets related to the accounts maintained for the benefit of current and former employees of the Company and the Company Subsidiaries pursuant to the 401(k) plans set forth on
Section 5.05(b) of the Disclosure Schedule (the "Company 401(k) Plans") held in the applicable Master Trusts (the "Master 401(k) Trusts") to be transferred to a successor trust established by the Company or one of its Affiliates (the "New 401(k) Trust"). The amount of assets transferred from the Master 401(k) Trusts to the New 401(k) Trust shall be equal to the fair market value of the assets held in the Master 401(k) Trusts for such employee and former employees' accounts.

           (c) As soon as practicable following the Closing Date, but in no event later than (i) 60 days after the Closing Date and (ii) 30 days after the finalization of the necessary data required for determination of assets and liabilities, the Seller shall spin off assets and liabilities from the Seller's USI Group Pension Plan and U.S. Industries, Inc. Pension Plan (the "Spinoff Plans") for benefits accrued as of the Closing Date with respect to the active employees of the Company and active and terminated vested and retired former employees of the Company Subsidiaries participating in the Spinoff Plans as detailed in Section 5.05(c) of the Disclosure Schedule. The amount of assets transferred shall be calculated in accordance with section 1.414(1)-1(n)(1) of the Treasury Regulations applying the following PBGC assumptions used for plans terminating as of the Closing Date:

            o PBGC interest rate used to value annuities specified in Table I of Appendix B of Part 4044 of the PBGC regulations promulgated under ERISA

            o 1983 Group Annuity Mortality Table o Expense load in accordance with Appendix C of Part 4044 of the PBGC regulations promulgated under ERISA

            o Expected retirement ages as specified in Appendix D of Part 4044 of the PBGC regulations promulgated under ERISA

            o     No other demographic assumption shall be used.

The amount of assets to be transferred shall be calculated as of the Closing Date based on employee data as of 12/31/99, aged to the Closing Date and credited with actual trust earnings from the Closing Date to the actual transfer date, adjusted for applicable benefit payments and plan expenses in accordance with past practices.

           (d) As soon as practicable following the Closing Date, but no more than sixty (60) days following the Closing Date, the Seller shall cause all of the assets related to the pension plans set forth on Section 5.05(d) of the Disclosure Schedule (the "Company Subsidiary Pension Plans") held in the Master Trust to be transferred to the New Pension Trusts. The "Spinoff Plans" and the "Company Subsidiary Pension Plans" together are "USI Pension Plans."

           (e) All contributions that are, or will be, required to be made to any USI Pension Plan, or a successor to such plan, by Section 302 of ERISA or section 412 of the Code with respect to the plan year of any such USI pension plan, or successor plan, beginning or ending in 1999, to the extent not paid by the Seller prior to the Closing Date, will be paid subsequent to the Closing Date by the Seller in accordance with Section 302 of ERISA and section 412 of the Code.

           5.06. Further Assurances. Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement including the Corporate Reorganization, the sale, assignment, transfer and conveyance of the Purchased Securities and the underlying assets and properties used in the conduct of the business of any Company Subsidiary or the benefits thereof. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement including the Corporate Reorganization and the sale, assignment, transfer and conveyance of the Purchased Securities and the underlying assets and properties used in the conduct of the business of any Company Subsidiary or the benefits thereof, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by any party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

           5.07. Binding on Successors. In the event Buyer, the Company or any of their respective successors or assigns or Seller or any of its respective successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Company or the Seller, as applicable (or their successors and assigns), shall assume any obligations set forth in this Article V that survive the Closing Date.

           5.08. Non-Compete and Non-Solicitation.

           (a) So that Buyer may enjoy the full benefits of the aircraft bearing inspection and repair business, Seller agrees with the Buyer that for a period of three (3) years after the Closing, neither the Seller nor any of its Affiliates shall engage, directly or indirectly, in lines of businesses competitive to the business of the Company's subsidiary, Bearing Inspection Holdings Inc. or its Subsidiaries (collectively, "Bearing") anywhere in the world, provided, however, should the Seller or any of its Affiliates purchase a business, a division or subsidiary which engages in a line of business which is competitive with the business of Bearing as it exists on the Closing Date, the Seller or its Affiliate, as applicable, shall have a period of twelve (12) months following the date of such purchase to dispose of such competing business. Seller agrees that the foregoing covenant is intended to prohibit Seller from engaging in such activities, as the case may be, as owner, creditor (except as a trade creditor in the ordinary course of business), partner, stockholder or lender (except as a holder of equity or debt securities in the Company or a corporation which has a class of securities that are publicly traded on a stock exchange or the recognized over-the-counter market, and then only to the extent of owning not more than five percent (5%) of the issued and outstanding debt or equity securities of such corporation), contractor or agent for any person, firm or corporation.

           (b) In consideration of the Unit Consideration and the Seller Note and in order that the Buyer may enjoy the full benefits of the business, Seller covenants and agrees that, for three (3) years after the Closing Date, neither Seller nor any of its Affiliates shall solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or any Company Subsidiary or any successor to any of the foregoing any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company, the Company Subsidiary or any successor to any of the foregoing.

           (c) Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this Section 5.08 will be inadequate and, accordingly, Seller covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Buyer may have as a result of any such breach or threatened breach.

           (d) In the event that the provisions of this Section 5.08 shall be determined by a court of competent jurisdiction to be unenforceable under applicable law as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 5.08 shall be amended in accordance with said modifications, it being specifically agreed by Seller and the Buyer that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable law.

           5.09. Confidentiality. Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for its own benefit or the benefit of any other Person any confidential proprietary information, technology, know-how, trade secrets (including, without limitation, all results of research and development), product formulas, industrial designs, franchises, inventions or other industrial and intellectual property in its, his, her or their possession or control regarding the Company, any Company Subsidiary or their business and operation. The obligations of the Seller under this Section 5.09 shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, the Seller subject to such requirement shall notify the Buyer and the Company as early as reasonably practicable prior to disclosure to allow the Buyer and the Company to take appropriate measures to preserve the confidentiality of such information.

           5.10. Change in Control Payments. Seller shall pay or shall cause to be paid all amounts (to the extent not reflected in the Closing Statement) which shall become due and payable by the Company or any Company Subsidiaries as a result of a trigger of a change in control or similar provision in any agreement as a result of consummation of the transactions contemplated herein.

           5.11. Jade Holdings. Prior to the Closing, Jade Holdings shall not, and Seller shall cause Jade Holdings not to, make any dividend or distribution to Seller or its respective subsidiaries.

                                   ARTICLE VI

                     CONDITIONS TO THE OBLIGATIONS OF SELLER

           The obligations of Seller to effect the transactions contemplated hereby shall be subject to its receipt of the deliveries contemplated by Section
2.03 hereof and to the fulfillment, or written waiver by Seller, at or prior to the Closing of each of the following conditions:

           6.01. Representations and Warranties True.

           (a) Each of the representations and warranties of Buyer contained in Sections 4.01, 4.02 and 4.06 of this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

           (b) The representations and warranties of Buyer in this Agreement (other than those referred to in Section 6.01(a)) shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date). The determination of whether the condition set forth in this Section 6.01(b) shall be satisfied shall be made on a cumulative basis by adding the effect of all breaches of representations and warranties (determined without regard to any materiality or Buyer Material Adverse Effect or similar qualifiers). If the effect of the aggregation of such breaches of representations or warranties does not result in a Buyer Material Adverse Effect, then this condition shall be deemed satisfied.

           6.02. Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing, including without limitation Buyer's obligation in Section 5.02(b).

           6.03. No Injunction or Proceeding. No Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall be pending or threatened in writing against Buyer, the Seller, the Company or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

           6.04. Certificates. Buyer shall have furnished JUSI with such certificates of its officers and others to evidence its compliance with the conditions set forth in this Article VI as may be reasonably requested by JUSI.

           6.05. Credit Facility. There shall be availability to the Operating Companies under the Credit Facility of not less than $35 million (after giving effect to the Jade Holdings Pay-off and payment of the Designated Expenses).

           6.06. Rexair Transaction. The transaction contemplated by the Subscription Agreement shall have been consummated.

           6.07. Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or circumstance which could reasonably be expected to produce a Buyer Material Adverse Effect have occurred.

                                  ARTICLE VII

                       CONDITIONS TO OBLIGATIONS OF BUYER

           The obligation of Buyer to effect the transactions contemplated hereby shall be subject to its receipt of the deliveries contemplated by Section
2.02 hereof and to the fulfillment, or written waiver by Buyer, at or prior to the Closing of each of the following conditions:

           7.01. Representations and Warranties True.

           (a) Each of the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.03, 3.04 and 3.16 of this Agreement shall be true and correct at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

           (b) The representations and warranties of Seller in this Agreement (other than those referred to in Section 7.01(a)) shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent that any representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct as of such date). The determination of whether the condition set forth in this Section 7.01(b) shall be satisfied shall be made on a cumulative basis by adding the effect of all breaches of representations and warranties (determined without regard to any materiality or Company Material Adverse Effect or similar qualifiers). If the effect of the aggregation of such breaches of representations or warranties does not result in a Company Material Adverse Effect, then this condition shall be deemed satisfied.

           7.02. Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing.

           7.03. No Injunction or Proceeding. No Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or restricts the consummation of the transactions contemplated hereby. No action or proceeding by any Governmental Entity shall be pending or threatened in writing against Buyer, the Seller, the Company or any of their respective Affiliates, associates, officers or directors seeking to prevent or delay the transactions contemplated hereby, challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith.

           7.04. Certificates. The Seller shall have furnished Buyer with such certificates of its officers or other representatives and others to evidence compliance by the Seller with the conditions set forth in this Article VII as may be reasonably requested by Buyer.

           7.05. Credit Facility. There shall be availability to the Operating Companies under the Credit Facility of not less than $35 million (after giving effect to the Jade Holdings Pay-off and payment of the Designated Expenses).

           7.06. Consents. The Seller, the Company or the appropriate Company Subsidiary shall have received all consents from third parties (including any Governmental Entity), the absence of which could reasonably be expected to have a Company Material Adverse Effect, including the consents described in Section
3.05 of the Disclosure Schedule, in form and substance reasonably acceptable to Buyer.

           7.07. Material Adverse Effect. No Company Material Adverse Effect shall have occurred nor shall any event or circumstance which could reasonably be expected to produce a Company Material Adverse Effect have occurred.

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

           8.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

           (a) by written mutual consent of the Seller and Buyer;

           (b) by either the Seller or Buyer by written notice given to the other at any time after March 31, 2000 if, through no fault of the party seeking termination, the Closing shall not have occurred;

           (c) by Buyer by written notice given to the Seller, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement and such violation or breach has not been cured within 30 days following notice thereof; or

           (d) by the Seller by written notice given to the Buyer, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement and such violation or breach has not been cured within 30 days following notice thereof.

           8.02. Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 8.01 hereof, written notice thereof shall forthwith be given to the other party or parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

           (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party or of the Company or any Company Subsidiary relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing or causing to be furnished the same;

           (b) all information received by Buyer with respect to the business of the Company or any Company Subsidiary shall be held subject to and in accordance with the terms of the Confidentiality Agreement, which agreement shall continue notwithstanding the termination of this Agreement; and

           (c) any termination pursuant to Section 8.01(c) or (d) shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise, to the party who so terminates and shall not relieve the breaching party (whether or not it is the terminating party) from any liability to the other party hereto arising from or related to such breach.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

           9.01. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the parties hereto only by an instrument in writing duly signed by the parties hereto.

           9.02. Extension; Waiver. At any time prior to the Closing Date, the parties entitled to the benefits of the respective term or provision may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the parties entitled to the benefits of such extended or waived term or provision.

           No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

           9.03. Non-Survival of Representations and Warranties. Except as otherwise provided for in the Indemnification Agreement and the Tax Sharing Agreement, the representations and warranties made in this Agreement shall not survive beyond the Closing.

           9.04. Entire Agreement; Assignment. This Agreement together with the Indemnification Agreement, the Tax Sharing Agreement, the Remarketing Agreement and the underlying documentation to effect the Corporate Reorganization (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof (other than the Confidentiality Agreement) and (b) shall not be assigned by operation of law or otherwise by the Seller without the prior written consent of the Company, which shall not be unreasonably withheld. This Agreement may be assigned by the Company or Buyer to (i) any Affiliate (but no such assignment shall release Company or Buyer of its obligations hereunder),
(ii) one or more of its lenders if required by same or (iii) to any purchaser of the outstanding stock or all or substantially all of the assets of any Company Subsidiary without the prior written consent of Seller.

           9.05. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

           9.06. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission or telexed or three days after being mailed by registered or certified mail (return receipt requested), postage prepaid, and one Business Day after deposited with an overnight courier service if delivered by overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

                               (a)        if to the Seller, to:

                                          c/o U.S. Industries, Inc.
                                          101 Wood Avenue South
                                          Iselin, New Jersey  08830
                                          Telephone:        (732) 767-0700
                                          Telecopy:         (732) 767-2208
                                          Attention:        General Counsel

                               (b)        if to Buyer, to:

                                          Automotive Interior Products LLC
                                          c/o Citicorp Venture Capital Ltd.
                                          399 Park Avenue, Sixth Floor
                                          New York, New York  10043
                                          Telephone:        (212) 559-1127
                                          Telecopy:         (212) 888-2940
                                          Attention:        Michael T. Bradley
                                          with a copy to:

                                          Dechert Price & Rhoads
                                          4000 Bell Atlantic Tower
                                          1717 Arch Street
                                          Philadelphia, Pennsylvania  19103-2793
                                          Telephone:        (215) 994-4000
                                          Telecopy:          (215) 994-2222
                                          Attention:        G. Daniel O'Donnell

           9.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

           9.08. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

           9.09. Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that, except as may be required to comply with the requirements of any applicable laws and the rules and regulations of any stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, in which case the party making the release or announcement shall provide a copy of such release or announcement 48 hours in advance to the other parties, no press release or announcement with respect to the transactions contemplated by this Agreement shall be issued by any party to this Agreement prior to the Closing without the advance consent of the other parties.

           9.10. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning interpretation of this Agreement.

           9.11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           9.12. Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, Seller shall pay all of the out-of-pocket expenses incurred by the Seller, the Company and any Company Subsidiary in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory and other costs and expenses; provided, however, that any out-of-pocket expenses incurred in connection with the Bank Commitment Letter and the Credit Facility (including without limitation reimbursement of the $500,000 advance made by Seller under the commitment letter) shall be paid out of the Initial Bank Drawdown. If the transactions contemplated by this Agreement are consummated, the Company, as Agent for the Operating Companies, shall pay out of the Initial Bank Drawdown the Citicorp Mezzanine Fund commitment fee of $700,000 and up to $1.3 million of reasonable and invoiced out-of-pocket legal, accounting and environmental consulting expenses incurred by the Buyer in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby and Buyer shall pay any other out-of-pocket expenses incurred by it in connection therewith. If the transactions contemplated by this Agreement are not consummated, Buyer shall be responsible for all its own out-of-pocket expenses. All expenses payable out of the Initial Bank Drawdown as provided above shall be referred to as the "Designated Expenses".

           9.13. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

           9.14. Definitions. As used in this Agreement:

           "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities and Exchange Act of 1934, as amended.

           "Applied GAAP" means GAAP (A) subject to the same exceptions as specifically set forth in the notes to the Balance Sheet and otherwise using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the Balance Sheet (as hereinafter defined), (B) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date and (C) in no event including any receivables or payables owed by or owed to Seller or any Affiliates thereof.

           "Business Day" shall mean any day in which banks are open for business in New York City.

           "Buyer Material Adverse Effect" shall mean a material adverse effect (or series of related changes or effects) on the business, financial condition or results of operations of the Buyer; provided, that for purposes of this Agreement, changes or effects (i) attributable to worldwide, national or local economic conditions or (ii) generally affecting the industries in which the Buyer operates shall, in each case, not be deemed to constitute a Buyer Material Adverse Effect.

           "Company Material Adverse Effect" shall mean a material adverse effect (or series of related changes or effects) on the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, that for purposes of this Agreement, changes or effects (i) attributable to worldwide, national or local economic conditions or
(ii) generally affecting the industries in which the Company or any Company Subsidiary operates shall, in each case, not be deemed to constitute a Company Material Adverse Effect.

           "Debt" means (a) all indebtedness of the Company and the Company Subsidiaries for borrowed money, (b) all obligations of the Company and the Company Subsidiaries for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and consistent with past practice), (c) all obligations of the Company and the

Company Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or the Company Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of the Company and the Company Subsidiaries as lessee or lessees under leases that have been or should be in accordance with generally accepted accounting principles recorded as capital leases having future payments in excess of an aggregate of $6.2 million, (f) all obligations, contingent or otherwise, of the Company and the Company Subsidiaries under acceptance, letter of credit (other than to the extent that such letter of credit (A) secures goods or services purchased or to be purchased by the Company or the Company Subsidiaries in the ordinary course,
(B) secures or supports a liability on the Closing Statement or (C) supports insurance or employee benefit obligations of the Company or the Company Subsidiaries) or similar facilities, (g) all Debt of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company or the Company Subsidiaries, or in effect guaranteed directly or indirectly by the Company or the Company Subsidiaries through an agreement, (h) all Debt of the type referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company or any of the Company Subsidiaries, even though such person has not assumed or become liable for the payment of such Debt, and (i) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties, related to any items of Debt of the type referred to in clauses
(a) through (h) above; provided, however, intercompany debt among any of the Company Subsidiaries or between any of the Company Subsidiaries and JUSI or Global, which shall be canceled or prior to the Closing Date shall not be deemed to be Debt. For the avoidance of doubt, any letters of credit issued on behalf of the Company or any of the Company Subsidiaries in connection with the transactions contemplated by this Agreement or the Indemnification Agreement shall not be deemed to be Debt.

           "Final Working Capital" shall mean Closing Date Working Capital (x) as shown in the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 1.04 or (y) if such a Notice of Disagreement is so delivered, as agreed by Seller and Buyer pursuant to Section 1.04 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, as shown in the Arbiter's calculation delivered pursuant to Section 1.04.

           "Form 10" shall mean the following sections of Amendment No. 2 to the Form 10 filed with the Securities and Exchange Commission on November 4, 1999, solely as it relates to the Company Subsidiaries: "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

           "Original Date" shall mean January 15, 2000.

           "Person" shall mean any individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group is defined in Section 13(d)(3) of the Exchange
Act).

           "Reference Amount" shall mean $182,200,000.

           "Subscription Agreement" shall mean the Subscription Agreement, dated as of the Original Date and amended and restated as of the date hereof, among Seller, the Company, Strategic Industries, Inc. and Buyer.

           "Subsidiary" shall mean any Person of which more than 50% of the total voting power of stock or other equity interests having ordinary voting power for the election of directors or managers of such Person is at the time owned or controlled, directly or indirectly, by another Person.

           "Working Capital" shall mean the amount equal to (x) the book value of the current assets of the Company and the Company Subsidiaries minus (y) the book value of the current liabilities of the Company and the Company Subsidiaries in each case as such "current assets" and "current liabilities" are properly, or should be, accrued and reflected on the combined financial statements of the Company and the Company Subsidiaries in accordance with Applied GAAP, except that (i) all current Debt and (ii) Taxes based on income will be excluded from "current liabilities." For the avoidance of doubt, such amount shall be calculated in accordance with Section 1.04(e) of the Disclosure Schedule and the accrual for Taxes shall not include any provision or reserve for audit adjustments or contested liabilities.

           IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

                              U.S. INDUSTRIES, INC.


                              By: /s/ George H. MacLean
                                 --------------------------------
                                 Name: George H. MacLean
                                 Title: Vice President


                              JUSI HOLDINGS, INC.


                              By: /s/ George H. MacLean
                                 --------------------------------
                                 Name: George H. MacLean
                                 Title: Vice President


                              STRATEGIC INDUSTRIES, LLC


                              By: /s/ Robert C. Stift
                                 --------------------------------
                                 Name: Robert C. Stift
                                 Title: President


                              AUTOMOTIVE INTERIOR PRODUCTS LLC


                              By: /s/ Michael T. Bradley
                                 --------------------------------
                                 Name: Michael T. Bradley
                                 Title: Vice President

================================================================================


                              AMENDED AND RESTATED

                          SECURITIES PURCHASE AGREEMENT

                                  BY AND AMONG

                             U.S. INDUSTRIES, INC.,

                              JUSI HOLDINGS, INC.,

                            STRATEGIC INDUSTRIES, LLC

                                       AND

                        AUTOMOTIVE INTERIOR PRODUCTS LLC




                          Dated as of January 15, 2000
                  and Amended and Restated as of March 24, 2000



================================================================================

                                TABLE OF CONTENTS

                                                                                                                        PAGE
                                                                                                                        ----
ARTICLE I  CORPORATE REORGANIZATION, REPAYMENT OF
           INTERCOMPANY DEBT, REDEMPTION OF SHARES,
           SALE OF UNITS AND RELATED MATTERS .............................................................................1

           1.01.     Corporate Reorganization.............................................................................1

           1.02.     Bank Borrowing; Issuance of Notes; Repayment of Intercompany Debt and Redemption of Redeemed Shares..2

           1.03.     Sale and Purchase of Purchased Units.................................................................3

           1.04.     Adjustment of Redemption Consideration...............................................................3

           1.05.     Transfers of Contributed Shares......................................................................6

           1.06.     Company Right to Require Repurchase of Stock of UPI..................................................6

ARTICLE II THE CLOSING    7

           2.01.     Time and Place of Closing............................................................................7

           2.02.     Deliveries by Seller.................................................................................7

           2.03.     Deliveries by Buyer..................................................................................8

           2.04.     Delivery by Citicorp Mezzanine Fund..................................................................8

           2.05.     Deliveries by the Company............................................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................................9

           3.01.     Corporate Organization; Etc..........................................................................9

           3.02.     Capitalization of the Company.......................................................................10

           3.03.     Company Subsidiaries................................................................................10

           3.04.     The Seller's and the Company's Authority Relative to this Agreement.................................10

           3.05.     Consents and Approvals; No Violations...............................................................11

           3.06.     Financial Statements................................................................................12

           3.07.     Form 10; Absence of Certain Changes.................................................................12

           3.08.     Compliance with Law.................................................................................14

           3.09.     Contracts ..........................................................................................14

           3.10.     Litigation .........................................................................................15

           3.11.     Taxes...............................................................................................15

           3.12.     Employee Benefit Plans; ERISA.......................................................................16

           3.13.     Title to Properties.................................................................................18


                                       i


           3.14.     Patents, Trademarks, Etc............................................................................18

           3.15.     Environmental Matters...............................................................................19

           3.16.     Brokers and Finders.................................................................................20

           3.17.     Undisclosed Liabilities.............................................................................20

           3.18.     Related Party Transactions..........................................................................20

           3.19.     Adequacy of Assets..................................................................................20

           3.20.     Securities Act Considerations.......................................................................20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER.......................................................................21

           4.01.     Organization; Etc...................................................................................21

           4.02.     Authority Relative to this Agreement................................................................21

           4.03.     Consents and Approvals; No Violations...............................................................21

           4.04.     Securities Act Considerations.......................................................................22

           4.05.     Financial Capability................................................................................22

           4.06.     Brokers and Finders.................................................................................22

           4.07.     Buyer's Sophistication..............................................................................22

ARTICLE V  COVENANTS OF THE PARTIES......................................................................................22

           5.01.     Conduct of Business of the Company..................................................................22

           5.02.     Financial Capability................................................................................24

           5.03.     Additional Information..............................................................................24

           5.04.     Covenant to Satisfy Conditions......................................................................25

           5.05.     Employee Matters....................................................................................25

           5.06.     Further Assurances..................................................................................27

           5.07.     Binding on Successors...............................................................................27

           5.08.     Non-Compete and Non-Solicitation....................................................................27

           5.09.     Confidentiality.....................................................................................28

           5.10.     Change in Control Payments..........................................................................28

           5.11.     Jade Holdings.......................................................................................29

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF SELLER.......................................................................29

           6.01.     Representations and Warranties True.................................................................29

           6.02.     Performance.........................................................................................29

           6.03.     No Injunction or Proceeding.........................................................................29

           6.04.     Certificates........................................................................................30

           6.05.     Credit Facility.....................................................................................30


                                       ii